Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2011, relating to the consolidated financial statements of Wilshire Bancorp, Inc. and the effectiveness of Wilshire Bancorp, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Wilshire Bancorp, Inc. for the year ended December 31, 2010, and incorporated by reference in the Prospectus included in Registration Statement No. 333-161847.

Costa Mesa, CA

May 11, 2011